Exhibit 5.1

Akari Therapeutics plc

C/O Pearl Cohen Zedek Latzer Baratz UK LLP

One Pancras Square

London

N1C 4AG

15 October 2015

Dear Sirs

AKARI THERAPEUTICS PLC (THE “COMPANY”)

1.	INTRODUCTION

This opinion ("Opinion") is being delivered to you in connection with a filing by the Company of a registration statement on Form S-8 (“Registration Statement”) to be filed with the United States Securities and Exchange Commission (“SEC”) under the United States Securities Act of 1933 as amended (“US Securities Act”) on or about 15 October 2015.

You have informed us that on 16 September 2015 the Company, by resolution of the Company’s shareholders (the “Resolution”), adopted and approved an amendment to the Akari Therapeutics PLC 2014 Equity Incentive Plan (“Plan”) to increase the number of ordinary shares of £0.01 each ("Ordinary Shares") in the capital of the Company available for the grant of awards pursuant to the Plan by 135,277,420 Ordinary Shares (the “Shares”). This Opinion relates to, and is limited to, the Shares.

For the purposes of this Opinion, we have examined only the following and, without limitation, we have not made any other enquiries of the Company or otherwise:

1.1	an on-line search of Companies House in respect of the Company on the day before the date of this Opinion ("Companies Registry Search") and oral enquiries regarding any entry in respect of the Company on the Central Index of Winding Up Petitions on the day before the date of this Opinion (the “Central Index Search”) (together, the “Searches and Enquiries”);

1.2	the articles of association and memorandum of association of the Company in the form provided to us by the Company;

1.3	a copy of the Plan in the form provided to us by the Company;

1.4	a copy of the minutes of a meeting of the board of directors of the Company dated 23 June 2015, which (subject to approval of the members of the Company) approved the amendment to the Plan set out in the Resolution ("Board Resolutions"); and

1.5	a copy of the Resolution,

(together the "Documents").

2.	ASSUMPTIONS

For the purposes of this Opinion we have assumed (without making any investigation):

2.1	the authenticity, accuracy and completeness of all Documents submitted to us as originals or copies, the genuineness of all signatures and the conformity to original documents of all copies;

2.2	the capacity, power and authority of each of the parties (other than the Company) to any Documents reviewed by us;

2.3	the due execution and delivery of any Documents reviewed by us in compliance with all requisite corporate authorisations;

2.4	that all agreements and Documents examined by us are on the date of this Oinion legal, valid and binding under the laws by which they are (or are expressed to be) governed;

2.5	that all information provided to us by the Company was true and not misleading when given and remains true and not misleading as at the date of this Opinion and that there is no matter not referred to by the Company which would make any of the information provided to us by the Company incorrect or misleading;

2.6	that the Board Resolutions were duly passed at a meeting of the board of directors which was duly convened and held, that such resolutions have not been and will not be amended or rescinded and are and will remain in full force and effect and that the minutes of such meeting have been signed by the chairman of the meeting and filed in the Company’s minute book;

2.7	that each of the Resolutions was duly passed at a meeting of the shareholders which was duly convened and held, that such resolutions have not been and will not be amended or rescinded and are and will remain in full force and effect, and that the minutes of the Board Resolutions and the Resolution have been signed by the chairman of the meeting and filed in the Company’s minute book;

2.8	that the directors present at the meeting referred to in paragraph 2.6 above duly declared any personal interest in the business transacted and were entitled to count in the quorum and to vote in respect of the resolutions passed at the meeting and that in approving the Plan and any awards made or to be made under the Plan, the directors were and will be acting in good faith and without any conflict of interest which was not fully disclosed and properly approved;

2.9	the Searches and Enquiries not revealing any of the same, that on the date of this Opinion no members or creditors’ voluntary winding up resolution has been passed and no petition has been presented and no order has been made for the administration, winding up or dissolution of the Company and no receiver, administrative receiver, administrator, liquidator, provisional liquidator, trustee or similar officer has been appointed in relation to the Company or any of its assets and that none of the foregoing will occur between the date of this Opinion and the date of allotment and issue of any Shares and the entry of the allottees’ details into the register of members of the Company;

2.10	that no change has occurred to the information on the file at Companies House in respect of the Company since the time of the Companies Registry Search;

2.11	that the Companies Registry Search revealed all matters required by law to be notified to the Registrar of Companies and that the information revealed is complete and accurate as of the date of the Companies Registry Search and that further searches would not have revealed additional or different matters that could have affected the opinions contained in this Opinion;

2.12	that the information revealed by the Central Index Search is complete and accurate as of the date of such search and that further searches would not have revealed additional or different matters that could have affected the opinions contained in this Opinion;

2.13	that:

(a)	the articles of association of the Company in the form provided to us by the Company (“Articles”), were adopted by special resolution passed by the requisite majority of the members of the Company at a general meeting of the Company, duly convened and held, at which a quorum was present;

(b)	no alteration had been or will have been made to the Articles as at each date of allotment and issue of, or grant of rights to acquire, any Shares; and

(c)	at the time of each allotment and issue of any Shares the Company shall have received in full ‘cash consideration’ (as such term is defined in section 583(3) of the Companies Act 2006 (“2006 Act”)) equal to the subscription price payable for such Shares and shall have entered the holder or holders thereof in the register of members of the Company showing that all such Shares shall have been fully paid up as to their nominal value and any premium thereon as at the date of their allotment;

2.14	that:

(a)	in relation to any allotment and issue of Shares pursuant to the Plan, the Participant (as such term is defined in the Plan) will have become entitled to such Shares and such Shares will be fully vested each in accordance with the terms of the Plan and such Participant has or will have complied with all other requirements of the Plan in connection with the allotment and issue of such Shares;

(b)	any Shares will be allotted and issued in accordance with the terms set out in the Plan and in accordance with the Articles;

(c)	a meeting of the board of directors of the Company (or a duly constituted and empowered committee thereof) was or shall have been duly convened and held and a valid resolution passed at such meeting, or a valid written resolution of the directors or a duly constituted and empowered committee thereof was or shall have been passed, to approve each allotment and issue of Shares and each grant of rights to acquire any Shares;

(d)	immediately prior to the time of each allotment and issue of Shares and grant of rights to subscribe for Shares, the directors of the Company had or shall have sufficient authority and powers conferred on them to allot and issue such Shares and grant such rights (as applicable) under section 551 of the 2006 Act and under section 570 of the 2006 Act as if section 561 of the 2006 Act did not apply to such allotment and issue or grant, and the directors of the Company shall not allot or issue (or purport to allot or issue) Shares and shall not grant rights (or purport to grant rights) to acquire Shares in excess of such powers or in breach of any other limitation on their powers to allot and issue Shares or grant rights to acquire Shares;

(e)	the directors of the Company have used and will use all their authorities and have exercised and will exercise all their powers in connection with each allotment and issue of Shares and each grant of rights to acquire Shares bona fide in the interests of the Company and in a way most likely to promote the success of the Company for the benefit of its members as a whole;

(f)	the directors of the Company present at each meeting referred to in paragraph 2.15(c) above duly declared or shall duly declare any personal interest in the business transacted at the meeting and were or shall be entitled to count in the quorum and to vote in respect of the resolutions passed or to be passed at the meeting and that in approving the allotment and issue of Shares or grant of rights to acquire any Shares, as the case may be, the directors were and will be acting in good faith and without any conflict of interest which was not fully disclosed and properly approved; and

(g)	no Shares shall be allotted or issued, or are or shall be committed to be allotted or issued, at a discount to their nominal value (whether in pounds sterling or equivalent in any other currency);

2.15	that as at the time of each allotment and issue of Shares and grant of rights to acquire Shares, no alteration shall have been made to the Plan;

2.16	that no Shares or rights to subscribe for Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other UK laws or regulations concerning the offer of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 of FSMA or any other UK laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

2.17	that no shares or securities of the Company are listed on any recognised investment exchange in the United Kingdom (as defined in section 285 of FSMA) or traded on any prescribed market (as defined in the Financial Services and Markets Act 2000 (Prescribed Markets and Qualifying Investments) Order 2001);

2.18	that in issuing and allotting and granting rights to acquire Shares and administering the Plan the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA;

2.19	that the Plan has the same meaning and effect as if it was governed by English law; and

2.20	that the Company has complied and will comply with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations and that each allotment and issue of Shares and grant of rights to acquire Shares pursuant to the Plan will be consistent with all such laws and regulations.

3.	OPINION

3.1	Based upon and subject to the foregoing, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that upon allotment and issue thereof and payment therefor and entry of the allottees’ details into the register of members of the Company, when the Shares are allotted and issued pursuant to the Plan, such Shares will be validly issued, fully paid and non-assessable.

3.2	For the purposes of this Opinion we have assumed that the term “non-assessable” in relation to the Shares means under English law that holders of such Shares, in respect of which all amounts due on such Shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of the Company solely in their capacity as holders of such Shares.

4.	QUALIFICATIONS

The opinions which are expressed in this letter are subject to the following qualifications:

4.1	no allotment of any Shares has (we understand) yet taken place and no such allotment may ever take place;

4.2	we express no opinion as to matters of United Kingdom taxation or any liability to tax which may arise or be incurred as a result of or in connection with the allotment and issue of the Shares pursuant to the Plan or the transactions contemplated thereby, or as to tax matters generally;

4.3	the obligations of the Company are subject to all laws from time to time in effect relating to bankruptcy, insolvency, liquidation, administration, reorganisation or any other laws (or other legal or equitable remedies) or legal procedures affecting the rights of creditors or their enforcement;

4.4	we have relied entirely on the facts, statements and confirmations referred to in this Opinion as confirmed to us by the Company and we have not undertaken any independent investigation or verification of such matters;

4.5	we express no opinion as to any law other than English law in force, and as interpreted, at the date of this Opinion. We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction. In particular and without prejudice to the generality of the foregoing, we have not independently investigated the laws of the United States of America or the State of New York or the rules of any non-UK regulatory body (including, without limitation, the SEC) or any investment exchange outside the United Kingdom (including, without limitation, the NASDAQ Stock Market LLC) for the purpose of this Opinion;

4.6	this Opinion deals exclusively with the statutory authorities and powers required by the directors of the Company to allot the Shares and not with any contractual restrictions which may be binding on the Company or its directors or any investing institutions’ guidelines;

4.7	the Companies Registry Search may not completely and accurately reflect the situation of the Company at the time it was made due to (i) failure of the Company to file documents that ought to be filed, (ii) statutory prescribed time-periods within which documents evidencing actions may be filed, (iii) the possibility of additional delays (beyond the statutory time-limits) between the taking of the action and the necessary filing with the Registrar of Companies, (iv) the possibility of delays by the Registrar of Companies or his staff in the registration of documents and their subsequent copying onto public records and (v) errors and mis-filing that may occur;

4.8	the Central Index Search may not completely and accurately reveal whether or not petitions for winding-up orders or administration orders have been lodged, since (i) whilst in relation to winding-up petitions it should show all such petitions issued in England and Wales, it is limited to petitions for administration issued in London only, (ii) there may be delays in entering details of petitions on the index, (iii) County Courts may not notify the Central Index immediately (if at all) of petitions which they have issued, (iv) enquiries of the Central Index, in any event, only show petitions presented since June 1994 and (v) errors and mis-filing may occur;

4.9	the list of members maintained by the Company’s registrars does not disclose details of the payment up of any Shares, such details being recorded by or on behalf of the Company in a separate register of allotments which contains certain of the information required under the 2006 Act, and we assume that the same procedure will be adopted in relation to the Shares;

4.10	we have not reviewed the terms of the Plan or any award agreement entered into pursuant to the Plan and we express no opinion in relation to the legality, enforceability or validity of the Plan or any award agreement. In particular, but without prejudice to the generality of the foregoing, we have assumed that Shares to be allotted under the Plan or any award agreement will be paid up in full (as to their nominal value and any premium) in cash (within the meaning of section 583(1) of the 2006 Act), and we express no opinion as to whether any consideration other than ‘cash consideration’ (as such term is defined in section 583(3) of the 2006 Act) which might be paid, or purport to be paid, for the Shares would result in the Shares being validly issued, fully paid and non-assessable;

4.11	if any award of Shares does not constitute the award of a cash bonus so as to create a liability for a liquidated sum, any Shares purported to be allotted and issued pursuant to any such award will not have been validly allotted and issued for cash in accordance with the requirements of the 2006 Act and may not therefore be fully paid and non-assessable;

4.12	we express no opinion on the compliance of the Plan, or the compliance of any award made under the Plan, with the rules or regulations of the NASDAQ Stock Market LLC or of any other securities exchange that are applicable to the Company;

4.13	a member of a company incorporated under the laws of England and Wales may apply to the English courts under Part 30 of the 2006 Act on the grounds that the affairs of the company are being or have been conducted in a manner unfairly prejudicial to members’ interests, and in such circumstances, the court may (inter alia) require the company to refrain from doing or continuing an act complained of by the petitioner and such an order may extend to the allotment or issue of Shares or the grant of rights to acquire Shares; and

4.14	This Opinion speaks only as at the date hereof. Notwithstanding any reference herein to future matters or circumstances, we have no obligation to advise the addressee (or any third party) of any changes in the law or facts that may occur or become known to us after the date of this Opinion.

This Opinion is given on condition that it is governed by and shall be construed in accordance with English law as in force and as interpreted at the date of this Opinion and that the English courts shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Opinion.

This Opinion is given solely in connection with the filing of the Registration Statement by or on behalf of the Company. We hereby consent to the filing of this Opinion in its full form as an exhibit to the Registration Statement.

Yours faithfully

/s/ DLA Piper UK LLP
DLA Piper UK LLP